SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              _____________________

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                  Date of earliest event reported: April 15, 2003



                               LMI AEROSPACE, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Missouri
                 (State or Other Jurisdiction of Incorporation)


       0-24293                                           43-1309065
(Commission File Number)                   (I.R.S. Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri                   63301
(Address of Principal Executive Offices)                 (Zip Code)

                                 (636) 946-6525
              (Registrant's Telephone Number, Including Area Code)

                              _____________________


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Item 5.  Other Events.

         On April 15, 2003, LMI Aerospace, Inc. (the "Company") and Union Planters Bank, N.A. (the "Bank"), entered into an Eleventh Amendment to Loan Agreement, amending that certain Loan Agreement dated as of August 15, 1996
(the" Loan Agreement") between Leonard's Metal, Inc., the predecessor in interest to the Company, and Magna Bank, National Association, the predecessor in interest to the Bank. The Eleventh Amendment amended the Loan Agreement, to provide for, among other things, (i) the waiver of the Company's events of default arising due to the Company's inability to meet the terms of certain restrictive covenants contained in the Loan Agreement at December 31, 2002, (ii) the revision of certain restrictive covenants relating to the Company's financial performance, (iii) an increase in the Company's available line of credit under the Loan Agreement from a maximum of $7,000,000 to $10,000,000, subject to borrowing base calculations, (iv) an increase in the applicable interest rate on the Company's borrowings under its line of credit by 0.25%. In addition, the Eleventh Amendment requires the Company to retain a financial consultant to work with management to analyze operations and cash management, and in conjunction with such financial consultant, the Company is required to submit a plan for improving the Company's operating performance to the Bank by June 15, 2003. The Eleventh Amendment also requires the Company to promptly pay the Bank, for application against outstanding amounts owed under the Company's line of credit, the amount of any federal tax refunds for tax loss carrybacks received by the Company for its fiscal year ended December 31, 2002, and any proceeds received by the Company relating to cost-overrun claims with Lockheed Martin Corp. The Company's total available line of credit will be reduced from $10,000,000 by the amount of such payments.

Item 7.  Financial Statements and Exhibits

         (a)      Not applicable

         (b)      Not applicable

         (c)      Exhibits

         Exhibit Number             Description

         10.1                       Eleventh Amendment to Loan Agreement


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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 22, 2003


                               LMI AEROSPACE, INC.


                               By: /s/ Lawrence E. Dickinson
                                  ------------------------------------------
                                   Lawrence E. Dickinson
                                   Chief Financial Officer and Secretary



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                                  EXHIBIT INDEX


Exhibit                    Description

10.1                       Eleventh Amendment to Loan Agreement